Exhibit 10.3

TURKPOWER CORPORATION
2011 OMNIBUS EQUITY INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT

THIS [INCENTIVE] STOCK OPTION AWARD AGREEMENT (“Award Agreement”) is made by and between TurkPower Corporation, a Delaware corporation (the “Company”), and [______________] (“Participant”) as of August [__], 2011(the “Date of Grant”).

WHEREAS, the Company has established the TurkPower Corporation 2011 Omnibus Equity Incentive Plan (the “Plan”), pursuant to which awards of equity-based compensation may be awarded;

WHEREAS, the Company desires to grant to the Participant Nonqualified Stock Options, subject to the terms and conditions contained herein; and

WHEREAS, capitalized terms used but not otherwise defined in this Award Agreement shall have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, for mutual and valuable consideration, the parties hereto agree as follows:

1)
Grant.  The Company hereby grants to the Participant [____] Nonqualified Stock Options (the “Options”), subject to the terms and conditions set forth in this Award Agreement.  The exercise price per share subject to the Options shall be $0.35, which is no less than the Fair Market Value on the Date of Grant.

2)	Vesting. The Options shall be fully vested on the Date of Grant.

3)
Exercisability.  The Options shall become exercisable as of the earlier to occur of (i) the date on which the Company’s market capitalization reaches at least $150,000,000 and (ii) the date of which the Company’s annual earnings before interest, taxes, depreciation, and amortization reaches at least $7,500,000, in each case, as determined by the Committee in its sole discretion.

4)
Change in Control.  Notwithstanding anything in Section 3 above to the contrary, upon the occurrence of a Change in Control, the Options shall become immediately exercisability as of the date of such Change in Control.

5)
Termination of Service; Option Expiration.  Notwithstanding anything herein or in the Plan to the contrary, to the extent not previously exercised the Option shall terminate without consideration upon the earlier (i) a termination of the Participant’s service with the Company for Cause or (ii) the tenth anniversary of the Date of Grant.

6)	Nonqualified Stock Options. The Options granted hereunder are not intended to be “incentive stock options” within the meaning of Section 422 of the Code.

7)
Options Subject to the Plan.  The Options granted to the Participant hereunder shall be subject to all the terms and conditions of the Plan; provided, that in the event of any inconsistency between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of this Award Agreement shall control and govern.

8)
No Right to Continued Service.  Neither the Plan nor this Award Agreement shall be construed as giving the Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving the Participant any rights to continued service on the Board, as applicable.

9)
Tax Withholding.  The Participant shall be required to pay to the Company and the Company shall have the right and is hereby authorized to withhold from any Common Shares deliverable under this Award Agreement any required withholding taxes in respect of the Options.

10)	Governing Law. This Award Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Award Agreement as of the date first written above.

TURKPOWER CORPORATION

Name:
Title:

PARTICIPANT

ANNEX I

OPTION GRANTS MADE ON AUGUST __, 2011

UNDER THE TURKPOWER 2011 OMNIBUS PLAN

GRANTEE	NUMBER OF SHARES	PER SHARE EXERCISE PRICE

Ryan Hart	5,000,000	$0.35

Aykut Ferah	5,000,000	$0.35

James Nelson	500,000	$0.35